Exhibit 10.18
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               Non-Exclusive Technology Agreement by and between
                     U.S. Gold Corporation and Newmont USA,
               d/b/a Newmont Mining Corporation dated May 31, 2002

                   NON-EXCLUSIVE TECHNOLOGY LICENSE AGREEMENT

                                    PREAMBLE

This is an agreement (the "Agreement") between U.S. Gold Corporation, a Colorado corporation having a business address at 2201 Kipling St., Suite 100, Lakewood, Colorado 80215-1545 ("USGC") and Newmont USA Limited, d/b/a Newmont Mining Corporation, a Delaware Corporation having a business address at 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203 ("NMC"). This Agreement is to be effective as of complete execution by both parties of the signature blocks provided below ("Effective Date").

                                    RECITALS

A. USGC is the owner, through wholly-owned subsidiaries, of mining claims located in Eureka County, Nevada, U.S.A., referred to as the Tonkin Springs Property, which contains refractory sulfide gold ores that would be desirable to concentrate following mining.

B. NMC has technology, and patents relating to the technology, concerning preparation of flotation concentrates of refractory sulfide gold ores using an oxygen-deficient gas during comminution and/or flotation, known as the N2TEC technology, and USGC desires to obtain a license to the N2TEC technology for use to prepare flotation concentrates of refractory sulfide gold ore mined from the Tonkin Springs Property.

C. Newmont Technologies Limited ("NTL"), a wholly-owned subsidiary of NMC, and USGC entered into an agreement titled Technology Option Agreement on December 18, 2001 ("Option Agreement"), under which USGC obtained an option to enter into good faith negotiations with NTL to pursue agreement on definitive terms for a non-exclusive license for use of the N2TEC technology at the Tonkin Springs Property.

D. Pursuant to the Option Agreement, NMC, on behalf of NTL, and USGC have agreed to definitive terms for a non-exclusive technology license as set forth in this Agreement.

                                   AGREEMENT

In consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the terms and conditions set forth below:

1. DEFINITIONS. For purposes of this Agreement and all exhibits hereto, the following terms shall have the meanings set forth below:

"Affiliate" of a party means (a) any Person directly or indirectly owning, controlling, or holding with power to vote, fifty percent (50%) or more of the outstanding voting securities, membership interests, partnership interests or other equity interests of a party; and (b) any Entity fifty percent (50%) or more of whose outstanding voting securities, membership interests, partnership interests or other equity interests are directly or indirectly owned, controlled, or held with power to vote by the party or a Person described in
(a). For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise.

"Aggrieved Party" is defined in section 9.2.

"Agreement" is defined in the preamble of this Agreement.

"Allowable Deductions" means costs incurred by a USGC Party permitted as deductions in determining NSR, as provided in Exhibit B.

"Breaching Party" is defined in section 9.2.

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"Effective Date" is defined in the preamble of this Agreement.

"Entity" means any Person other than a natural person.

"Facility" means a single flotation processing facility located in Nevada, U.S.A., and processing ores mined only from the Tonkin Springs Property.

"Improvement" means any development, enhancement, modification or adaptation to or of any portion of the NMC Flotation Technology conceived or first reduced to practice during the term of this Agreement. USGC shall ensure that appropriate agreements are put in place to assign to USGC all right, title and interest in and to any and all Improvements, or any portion thereof, made by any and all employees of USGC, Affiliates of USGC, the operator and contractors and consultants while involved with any portion of design (including any laboratory testing), engineering, construction, start-up, maintenance or operation of the Facility or the flotation process used at the Facility.

"Indemnitee" is defined in section 7.3.

"Licensed Field" means processing at the Facility Precious Metal Ores mined from the Tonkin Springs Property to prepare Licensed Concentrate.

"Licensed Concentrate" means flotation concentrate prepared with use of the NMC Flotation Technology from Precious Metal Ore and that has a higher Precious Metal grade than the Precious Metal Ore. All flotation concentrate prepared at the Facility during the term of this Agreement shall be deemed to be produced with use of the NMC Flotation Technology if preparation of the flotation concentrate involves use of a nitrogen-enriched or other oxygen-deficient gas (oxygen-deficient as compared to air) as a flotation gas during flotation and/or to blanket any process equipment prior to or during flotation.

"Licensed Dore" means dore or other similar crude metallic product prepared by a USGC Party from processing of Licensed Concentrate.

"NMC" is defined in the Preamble of this Agreement.

"NMC Confidential Information" means all technical, financial and business information relating to the NMC Flotation Technology disclosed to or otherwise made available by NMC, or by any Affiliate of NMC or any Third Party as permitted by NMC, to USGC, any Affiliate of USGC, the Operator or any Third Party for the benefit of USGC (including any consultants and contractors involved with any portion of design, engineering, construction, start-up, maintenance or operation of the Facility during the term of this Agreement).

"NMC Flotation Technology" means any and all information, technology, know-how, trade secrets and software, including any Improvements, owned or controlled by NMC concerning the use of nitrogen or other oxygen-deficient gas in flotation of gold-bearing sulfide minerals, including the use of such nitrogen or other oxygen-deficient gas during preparation (e.g., grinding, milling, conditioning) of a slurry of particulate mineral feed for the flotation. As used in this definition "controlled" means that NMC has an independent legal right to grant, or to compel a wholly-owned Affiliate of NMC to grant, a nonexclusive license to USGC of a scope as provided in section 2.1 to the information, technology, know-how, trade secrets or software, as the case may be, without a royalty or other fee being due by NMC or any Affiliate of NMC in relation to the grant.

"NMC Patents" means each and every United States patent and United States patent application now or hereafter owned or controlled during the term of this Agreement by NMC claiming any portion of the NMC Technology. Existing NMC patents are listed in Exhibit A. As used in this definition, "controlled" means that NMC has the legal right to grant, or to compel a wholly-owned Affiliate of NMC to grant, non-exclusive rights to the full extent of the patent or patent application, as the case may be, to USGC without a royalty or other fee being due by NMC or any Affiliate of NMC in relation to the grant.

"NSR" means net smelter returns, determined as set forth in Exhibit B.

"NTL" is defined in the recitals of this Agreement.

"Operator" means, in the event that USGC does not itself operate the Facility, a Person authorized, directly or indirectly, by USGC to operate the Facility. The Operator may be an Affiliate of USGC or a Third Party. At any given time, there shall be no more than one Operator.

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"Option Agreement" is defined in the recitals of this Agreement.

"Option Fee" means the sum of $US10,000 (ten thousand United States dollars) paid by USGC to NMC pursuant to The Option Agreement.

"Person" means a natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority, or any other entity.

"Precious Metal" means gold and silver.

"Precious Metal Ore" means an ore in which Precious Metal represents the primary metal value in the ore.

"Third Party" means any Person other than NMC, Affiliates of NMC, USGC and Affiliates of USGC.

"Third Party Infringement Claim" means a legal claim for patent infringement based on use during the term of this Agreement of the NMC Flotation Technology at the Facility within the scope of the right and license of section 2.1 asserted by a Third Party against a USGC Party, with the legal claim premised on infringement of a U.S. patent claim reciting a combination of the use of nitrogen flotation gas, lead-containing activator and xanthate collector for flotation processing of refractory sulfide gold ores. For purposes of this definition, a legal claim is "asserted" by a Third Party against a USGC Party when a legal action has been filed in a U.S. court of competent jurisdiction and the USGC Party has been named as a defendant in the action and has been served with the complaint. It is not intended that any patent infringement claim that might be brought based on equipment at or operation of the Facility will constitute a Third Party Infringement Claim; rather, it is intended that only legal claims to infringement of a patent claim specifically reciting the noted combination of processing features shall be within the scope of Third Party Infringement Claim.

"Tonkin Springs Property" means the mining claims located along the Battle Mountain-Cortez Trend in Eureka County, Nevada, U.S.A., that are owned or controlled, directly or indirectly, by USGC as of the Effective Date. USGC represents that all mining claims within the scope of the Tonkin Springs Property are as shown in Exhibit D.

"USGC" is defined in the Preamble of this Agreement.

"USGC Party" means each of USGC, an Affiliate of USGC and an Operator.

2.  LICENSE GRANT/FREEDOM FROM LIABILITY FOR PATENT INFRINGEMENT.

2.1 License Grant. NMC hereby grants to USGC a non-exclusive, royalty-bearing right and license to practice within the Licensed Field the NMC Flotation Technology. USGC shall have a right to sublicense the right and license granted to USGC that is limited to sublicensing the Operator for the sole purpose of the Operator operating the Facility within the scope of the right and license granted to USGC.

2.2 Freedom from Liability for Patent infringement. USGC, and permitted sublicensees of USGC, shall be free of liability with respect to any infringement or other violation of the NMC Patents on account of exercise by USGC, or a permitted sublicense of USGC, of the right and license granted to USGC by NMC under section 2.1.

3.  LICENSE FEES

3.1 Initial License Fee. Upon execution of this Agreement, an initial license fee of $US50,000 (Fifty Thousand United States dollars) shall be due from USGC to NMC, with USGC receiving a credit against such initial license fee for prior payment to NTL of the Option Fee; provided that USGC shall be permitted to pay the initial license fee to NMC in installments to be paid as follows: (i) $US30,000 (thirty thousand United States dollars) to be paid on the Effective Date (with the credit for prior payment to NTL of the Option Fee being applied against this installment), (ii) $US10,000 (ten thousand United States dollars) to be paid no later than three months following the Effective Date and (iii) $US10,000 (ten thousand United States dollars) to be paid no later than six months following the Effective Date.

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3.2 Ongoing  License Fees.  USGC shall pay to NMC ongoing  license fees equal to two percent (2%) of NSR of Licensed Concentrate. Payment to NMC of ongoing license fees for any unit of Licensed Concentrate shall be an obligation of USGC as of the date the unit of Licensed Concentrate is prepared, with payment to be made to NMC as provided in section 3.3. Beginning with calendar year 2003, the ongoing license fees shall be subject to an annual minimum of $US10,000 (ten thousand United States dollars) per calendar year during the term of this Agreement, including the Calendar Year during which this Agreement terminates. Upon expiration of the last to expire of the NMC Patents, the ongoing license fees shall thereafter be reduced by one-half (1/2), to one percent (1%) of NSR, but the annual minimum will continue to apply unchanged.

3.3 Payment of Ongoing license fees. Ongoing license fees are to be paid to NMC on a calendar quarterly basis, with ongoing license fees in relation to a calendar quarter to be paid to NMC not later than one month following the end of the respective calendar quarter (i.e., not later than the end of April in relation to the first quarter, the end of July in relation to the second quarter, the end of October in relation to the third quarter and the end of January of the following year in relation to the fourth quarter). Ongoing license fees for a unit of Licensed Concentrate are to be paid to NMC in relation to the calendar quarter in which the Third Party purchaser of the Licensed Concentrate or Licensed Dore makes payment on a sale made pursuant to section 3.6.

3.4 Reporting of Ongoing license fees. Within one month following the end of each calendar quarter, USGC shall deliver to NMC the following:

     (a) Written reports of a form as specified in Exhibit C.

     (b) A written itemization of Allowable Deductions used to determine NSR for the reported quarter, with the itemization identifying the payee of each Allowable Deduction (e.g., the relevant transportation company or insurer), the nature of each Allowable Deduction (e.g., transportation or insurance), and the amount of each Allowable Deduction. Written documentation from the payee shall be included to support each Allowable Deduction

     (c) In relation to all Licensed Concentrate prepared during the reported quarter, copies of all production reports from the Facility, all production assays (including head, tail and concentrate assays) and all metallurgical balance reports concerning gold and silver content (and the content of other metal values to the extent applicable).

     (d) In relation to all Licensed Dore prepared during the reported quarter, copies of all production reports from processing operation(s) where the production took place, all assays and all metallurgical balance reports concerning gold and silver content (and the content of other metal values to the extent applicable).

     (e) Copies of all available settlement documentation received during the quarter from Third Party purchasers of Licensed Concentrate and Licensed Dore.

     (f) Payment of Annual Minimum. For each calendar year for which the annual minimum provided in section 3.2 applies, any deficiency in ongoing royalty payments for the year relative to the annual minimum requirement shall be made with the final quarterly report in relation to that calendar year.

3.6 USGC Royalty Buy-Out Option. At any time prior to expiration of two (2) years following the Effective Date, USGC may, at USGC's sole option, buy-out a portion or all ongoing license fees on further Licensed Concentrate in increments of one percent (1%) of NSR, including buy-out of a proportionate share of future annual minimums (i.e., $US5,000 reduction in future annual minimums for each 1% NSR increment bought-out), by paying to NMC no later than the two (2) years following the Effective Date $US500,000(five hundred thousand United States dollars) for each one percent (1%) NSR increment being bought-out ($US1,000,000 to buy-out entire 2% of NSR). In the event of a buy-out, the ongoing license fees will be reduced by the bought-out increment(s) of NSR for all Licensed Concentrate prepared following the buy-out and the annual minimum will be reduced beginning with the calendar year during which the buy-out is made. USGC shall be permitted to exercise its buy-out option up to two times during the applicable two-year period.

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3.7  Handling of Licensed Concentrate and Disposition of Metal Values.

     (a) All Precious Metals and other metals of value in Licensed Concentrate shall be disposed of by sale of Licensed Concentrate or Licensed Dore from a USGC Party to a Third Party purchaser, with the sale being an arms length sale transaction at fair market value only for money paid by the Third Party purchaser to a USGC Party, with payment being made on the sale by the Third Party purchaser at least as quickly as normal industry practice for like sales made in arms length transactions in relation to other mining operations in Nevada, U.S.A.

     (b) Promptly after preparation of a unit of Licensed Concentrate, but in no event later than 30 calendar days following preparation of the unit of Licensed Concentrate, either (i) the unit of Licensed Concentrate shall be delivered to a Third Party purchaser of the unit of Licensed Concentrate pursuant to a sale transaction as provided in subsection (a) or (ii) processing shall commence on the unit of Licensed Concentrate in a subsequent processing operation operated by a USGC Party for preparation of Licensed Dore in a timely manner according to the processing technology being used. Processing of a unit of Licensed Concentrate into Licensed Dore shall not be delayed relative to like processing of any other ores or concentrates being processed in the subsequent processing operation. Promptly after preparation of a unit of Licensed Dore, but in no event later than 30 days following preparation of the unit of Licensed Dore, the Licensed Dore shall be delivered to a Third Party purchaser of the Unit of Licensed Dore pursuant to a sale transaction as provided in subsection (a). USGC shall, and shall cause other USGC Parties, to use best efforts to maximize monies received from Third Party purchasers for sales of Licensed Concentrate and Licensed Dore.

     (c) Licensed Concentrate disposed of by sale to a Third Party purchaser pursuant to subsection (a) shall not have been commingled with other concentrates, ores or other materials prior to the sale. Licensed Concentrate processed to prepare Licensed Dore may be commingled with other concentrates and/or ores for processing in the subsequent processing operation so long as appropriate metallurgical accounting procedures are followed to permit accurate allocation in a miner-like fashion of value due to the processing of the Licensed Concentrate and due to the processing of the other concentrates and/or ores. In the case of such commingling, the Licensed Dore shall be an allocated portion of the dore or other similar crude metallic product resulting from the subsequent processing operation accurately determined based on the metallurgical accounting procedures.

4.  TECHNICAL SUPPORT

4.1 Technical Consultation. NMC shall provide to UFSGC technical consultation as reasonably requested by USGC, to the extent that NMC is reasonably capable, concerning USGC's exercise of the right and license under section 2.1. NMC shall be paid for technical consultation provided to USGC; provided that up to the first five (5) man-days (8 hours per man-day) of technical consultation provided by NMC during each of the first two annual periods during the term of this Agreement following the Effective Date shall be provided by NMC without charge to USGC. Upon request of USGC, NMC will provide to USGC a schedule of consulting fee rates for NMC to provide technical consultation to USGC, such schedule of consulting fee rates to be subject to change with at least thirty (30) days advance written notice to USGC. In any event, USGC shall reimburse NMC for any incidental expenses incurred to provide the requested technical consultation, including all incidental travel, lodging and meal expenses. NMC's obligation to provide USGC with any technical consultation shall end upon the earlier to occur of (i) five (5) years after the Effective Date and (ii) two (2) years after commencement of use of the NMC Flotation Technology at the Facility.

4.2 Laboratory Testing. Upon request from USGC, NMC will consider performing laboratory flotation testing to further investigate application of the NMC Flotation Technology for implementation at the Tonkin Springs Property. NMC shall have no obligation to perform such testing. But if NMC does agree to perform such testing, then USGC shall pay for such testing based on personnel, laboratory facility and other charges to be provided by NMC. NMC will provide USGC only with factual data concerning test conditions and results of the tests. USGC assumes all responsibility for interpretation of such factual data.

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5.  RECORDS/AUDITING

5.1 Metallurgical Accounting and Maintenance of Records. USGC, or the Operator, shall implement and follow appropriate metallurgical accounting procedures, including appropriate monitoring of weight and grade, to permit accurate determination of Precious Metals content, and the content of other metals of value (if any), in Licensed Concentrate and Licensed Dore. USGC shall keep and maintain, and shall cause the Operator to keep and maintain, accurate records relating to exercise of the right and license under section The records kept and maintained by USGC shall be sufficient in detail to permit NMC to determine and verify any and all amounts due to NMC hereunder, and the records shall include documentation of appropriate sampling and quantity measurements for determination of the content of gold and silver (and other metal values to the extent applicable) in Licensed Concentrate. Each record shall be maintained in the United States at a normal business office of USGC, or the Operator as the case may be, for a period of at least two (2) years following the end of the calendar year to which the record pertains.

5.2 Audit of Records. NMC shall have a right to audit USGC's compliance with this Agreement, including an audit of USGC's and/or the Operator's records and metallurgical accounting procedures (including sampling and assaying frequency and procedures) during normal business hours to the extent deemed by NMC to be necessary to verify the amount and accuracy of any and all amounts due to NMC hereunder. NMC may exercise this right to audit no more frequently than once during any calendar year and shall provide USGC with at least thirty (30) days advance written notice prior to conducting an audit of USGC's records. The right to audit shall include the right to use professionals, such as accountants and attorneys of NMC's choice, to perform or assist in the performance of an audit. Prompt adjustment shall be made by USGC to compensate NMC for any errors or omissions disclosed by an audit. NMC's audit rights shall also extend to any relevant records maintained by and metallurgical accounting procedures performed by any permitted sublicensee or contractor, and USGC shall ensure that NMC has access to such records and metallurgical accounting procedures for purposes of conducting audits. If, based on an audit, it is determined that underpayments to NMC are five percent (5%) or more of the payments due during the period audited, then the reasonable costs of the audit shall be borne by USGC, otherwise the cost of the audit shall be borne by NMC.

5.3 Facility Visits. NMC shall have a right to visit the Facility, with at least six (6) months between visits, to witness the extent and nature of use of the NMC Flotation Technology at the Facility, and USGC shall upon request of NMC provide NMC with a complete description of operating parameters and specifications concerning use of the NMC Flotation Technology at the Facility.

6.  INTELLECTUAL PROPERTY

6.1 Ownership. USGC acknowledges that, as between the parties and as subject to the right and license to USGC under section 2.1, all right, title and interest, including all intellectual property rights, in and to the NMC Flotation Technology shall be owned solely and exclusively by NMC. USGC shall promptly disclose in writing to NMC any Improvements. Furthermore, USGC hereby assigns, sells, transfers and otherwise conveys unto NMC all right, title and interest of USGC, including all patent and other intellectual property rights, in and to the Improvements. Neither party shall have any right in or to any technology or intellectual property of the other party, now existing or hereafter developed or acquired, except as expressly provided herein.

6.2 Protection of NMC Flotation Technology. NMC shall have complete discretion and control as to whether to seek patent or other protection of any and all of the NMC Flotation Technology, the manner in which protection is sought, and whether and how to maintain any of the NMC Patents or other intellectual property rights. At the request of NMC and at NMC's expense, USGC shall cooperate with and assist NMC to evidence, demonstrate or perfect NMC's right, title and interest in and to the Improvements, including preparing, filing and prosecuting relevant patent applications in the United States and other countries and including signing such documents and performing such acts, or having employees or others sign such documents or perform such acts, as requested by NMC. Furthermore, NMC shall have complete discretion and control concerning whether and how to enforce any intellectual property rights concerning the NMC Flotation Technology, including any of the NMC Patents, against any Third Party, and in the event that NMC pursues enforcement of any such intellectual property right, then NMC shall bear all costs and shall reap all rewards from such enforcement, including the benefits of any settlement.

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7.  REPRESENTATIONS AND WARRANTIES/INDEMNIFICATIONS/NOTICE OF CLAIMS

7.1 Representations and Warranties of NMC. NMC represents and warrants that NMC has the right to grant the right and license to USGC under section 2.1 and the freedom from liability under section 2.2. 7.2 No Other Representations or Warranties. Other than as expressly provided in section 7.1, NMC makes no representations or warranties, either express or implied. Without limiting the generality of the foregoing, NMC makes no representations and disclaims all warranties relating to, and assumes no responsibility for:

     (a) the validity or enforceability of any of the NMC Patents or any claims of the NMC Patents;

     (b) the ability of USGC or any permitted sublicensee of USGC to practice any of the NMC Flotation Technology free from infringement or other violation of any Third Party's patent or other rights; and (c) the safety or suitability for any purpose of the NMC Flotation Technology.

NMC HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE USEFULNESS OR PERFORMANCE OF THE NMC FLOTATION TECHNOLOGY INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.3 Release/Indemnification. Except as otherwise specifically provided elsewhere in this Agreement, USGC shall indemnify, defend, and hold harmless NMC and NMC's Affiliates and their respective directors, officers, employees, and agents (each an "Indemnitee"), against and from any and all losses, claims, actions, suits (including costs and reasonable attorney fees), and damages to the extent the same arise out of or are in any way connected with USGC, USGC's Affiliates' or USGC's contractors', or any of their respective employee's, agent's or representative's, acts or omissions in any way related to the subject matter of this Agreement. Furthermore, USGC hereby completely releases each Indemnitee from any responsibility for, and agrees to defend, indemnify and otherwise hold harmless each Indemnitee from and against any and all claims, liability, loss, damages, costs and expenses, including reasonable attorney fees, arising in any way from or relating in any way to exercise by USGC, or any permitted sublicensee of USGC, of the right and license under section 2.1.

7.4 Notice of Third Party Infringement. USGC shall promptly notify NMC in writing of any actions by a Third Party of which USGC becomes aware during the term of this Agreement which USGC believes is infringing one or more of the NMC Patents.

7.5 Notice of Third Party Infringement Claims. USGC shall promptly notify NMC in writing of any claim, action or suit for infringement of a patent or other intellectual property right asserted or threatened to be asserted against USGC or a permitted sublicensee of USGC during the term of this Agreement based on use by USGC or the permitted sublicensee of any portion of the NMC Flotation Technology.

7.6 Defense Costs for Third Party Infringement Claim. In the event that during the term of this Agreement a Third Party Infringement Claim is asserted against a USGC Party, then NMC shall pay legal fees of the USGC Party for defending against the Third Party Infringement Claim, provided that NMC's obligation shall be capped at a cumulative cost to NMC for all Third Party Infringement Claims at the lesser of (i) $US250,000 (two hundred fifty thousand United States dollars) or (ii) the total license fees paid to NMC pursuant to Article 3 of this Agreement; provided that in any event USGC shall provide NMC supporting written documentation (including copies of invoices for legal fees) for all legal costs for which USGC seeks payment. In each event of a Third Party Infringement Claim, the USGC Party shall keep NMC informed concerning the progress of the proceeding, the USG Party shall at the request of NMC provide NMC with copies of all documents filed in the proceeding for which dissemination is not restricted by a secrecy order for the benefit of another party in the proceeding, and the USGC Party shall at the request of NMC consult with NMC concerning defense against the Third Party Infringement Claim and consider NMC's comments in relation to pursuing the defense. In the case of the limitation on NMC's commitment in (ii) above, when any or all of the license fees aid to NMC are paid after commencement of a Third Party Infringement Claim, then to the extent that USGC has a right to payment of legal fees based on an increasing cap due to those license fees, then USGC may obtain the payment from NMC by way of adjustment to license fee payments when USGC reports and pays the relevant license fees to NMC.

8.  CONFIDENTIALITY

8.1 Obligations of Confidentiality. Without prior written consent from NMC, USGC shall not disclose any portion of the NMC Confidential Information to others, including Affiliates of USGC, and shall not use the NMC Confidential Information for any purpose other than the purpose of this Agreement, except to the extent specifically provided in section 8.2.

8.2 Exceptions to Obligations. USGC shall be excepted from the obligations of confidentiality of section 8.1 with respect to NMC Confidential Information to the extent that the NMC Confidential Information at issue: (a) is within the public domain or enters the public domain through no fault or wrongful act of USGC or any permitted sublicense to USGC; or (b) was in the unrestricted possession of USGC prior to receipt of the information from NMC or any Affiliate of NMC or any Third Party as permitted by NMC and such prior possession is evidenced by a writing existing prior to such receipt by USGC of the information; or (c) is received by USGC from a Third Party not under an obligation of confidentiality to NMC or an Affiliate of NMC, but only to the extent rightfully permitted by the Third Party; or (d) is reasonably necessary to comply with a court order or an order from another competent legal tribunal, but only to the extent required to comply with the order and only after informing NMC of the order and providing NMC with an opportunity to obtain a protective order or other legal protection for the NMC Confidential Information at issue; or (e) is disclosed to a permitted assignee or proposed assignee of USGC under section 10.2 and the assignee first agrees in a writing delivered to the other party to be bound to the provisions of this Article 8 to the same extent as required of USGC. (f) is disclosed by USGC to any of the following Persons engaged by USGC, directly or indirectly, as reasonably necessary to design, construct, start-up, maintain and operate the Facility during the term of this Agreement, but only after such Person has agreed in writing to be bound to obligations of confidentiality at least to an extent as required of USGC under this Article 8 except not including the exceptions of subsections (e)-(g) of this section 8.2, and NMC shall be an intended beneficiary of such
obligations  with  full  right  and  authority  to  enforce  such   obligations:
Affiliates of USGC, the Operator, engineering contractors, technical consultants and the like. (g) is disclosed by USGC or a permitted sublicensee of USGC to any regulatory authority for the purpose of obtaining appropriate permits or like authorizations in relation to the Facility, provided that the disclosure to the regulating authority shall be only to the extent required for the purpose of obtaining the necessary permits or like authorizations.

8.3 Duration of Obligations. The obligations of USGC under section 8.1 with respect to any portion of NMC Confidential Information shall continue until one of the exceptions identified in section 8.2 applies to that portion of the NMC Confidential Information, provided that with respect to exceptions 8.2(d)-(g), the obligations of confidentiality shall be relieved only to the extent required for making the limited disclosure pursuant to the exception.

8.4 Return of NMC Confidential Information. At any time after termination of this Agreement for any reason and upon request of NMC, USGC shall send to NMC all writings and other physical embodiments of NMC Confidential Information; provided that USGC legal counsel may retain one copy of the physical embodiments solely for archival purposes.

8.5 Injunctive Relief. USGC acknowledges (i) that the NMC Confidential Information is a valuable asset of NMC, (ii) that NMC has no adequate remedy at law for a breach of obligations of USGC under section 8.1, and (iii) that NMC will suffer irreparable harm as a result of such a breach. Therefore, USGC agrees that NMC shall be entitled to obtain equitable relief, including temporary and permanent injunctive relief, without the obligation of posting a bond (cash or otherwise), in the event of actual or threatened unauthorized disclosure of the NMC Confidential Information by USGC or any permitted sublicensee of USGC.

9.  TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated as provided in section 9.2, until expiration of the last-to-expire of the NMC Patents and so long thereafter as any portion of the NMC Flotation Technology is practiced within the Licensed Field pursuant to the right and license of section 2.1.

9.2 Termination. This Agreement may be terminated prior to expiration of the term set forth in section 9.1 as follows:

     (a) In the event of a material breach of this Agreement by a party ("Breaching Party"), the other party ("Aggrieved Party") may terminate this Agreement; provided, however, that prior to terminating this Agreement the Aggrieved Party shall first provide written notice of the breach to the Breaching Party, after which the Breaching Party shall have a thirty (30) day period in which to cure the breach. If the breach remains uncured after the 30 day cure period, then the Aggrieved Party may for thirty (30) days following expiration of such cure period terminate this Agreement upon written notice of the termination to the Breaching Party. In the event that the Aggrieved Party fails to provide the written notice of termination within the thirty (30) day period following the cure period, then the Aggrieved Party must provide new notice of the breach to the Breaching
     Party and allow a new cure period prior to thereafter terminating the Agreement based on the same breach. Any and all statutes of limitation concerning actions involving the material breach at issue shall be tolled during the cure period. Failure of USGC to timely pay to NMC any sums due to NMC hereunder shall be deemed a material breach by USGC.

     (b) Upon written notice by a party to the other party in the event of any of (i) initiation of any bankruptcy or insolvency proceeding by or against the other party that is not dismissed within 90 days after the initiation,
     (ii) appointment of a receiver for the assets of the other party, or (iii) the sale of substantially all of the assets of the other party in connection with either (i) or (ii); provided, however, that prior to voluntary initiation by the other party of a bankruptcy or insolvency proceeding, the other party shall provide reasonable advance written notice of the pending initiation to the party and the parties shall consult with each other prior to the other party initiating the proceeding.

     (c) USGC may terminate this Agreement at any time with at least three (3) months advance written notice of the termination to NMC.

9.3 Effect of Termination. Upon termination of this Agreement pursuant to either section 9.1 or 9.2, the following shall apply:

     (a) The right and license of section 2.1 and the freedom from  liability of section 2.2 shall end and all use of the NMC Flotation Technology at the Facility shall cease.

     (b) In any event, the following provisions shall survive termination of this Agreement: (i) Articles 1, 6,7, 8 and 10 shall survive indefinitely,
     (ii) sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.7 shall survive until such time as NMC has received full payment of the initial license fee and payment for all ongoing royalties (including annual minimums) in relation to Licensed Concentrate and (iii) sections 5.1 and 5.2 shall survive for two (2) years following the termination.

     (c) Termination of this Agreement shall in no way affect the rights of the parties accruing prior to the termination or the rights of a party to seek and recover damages or other relief for any breach by the other party.

10.  MISCELLANEOUS

10.1 Manner of Payment. Any amount due to NMC hereunder shall be paid to NMC at the address provided for notices hereunder, unless otherwise instructed by NMC. At the request of NMC, the payments shall be made to NMC by electronic funds transfer to an account as designated by NMC. All amounts due to NMC shall be calculated and paid in United States dollars.

10.2 Assignability. The obligations of a party shall be binding upon and the rights of the party shall inure to the benefit of permitted successors and permitted assigns of the party, provided that any purported assignment of this Agreement or any portion thereof made in violation of this section shall be void ab initio. This Agreement is not assignable, in whole or in part, by either party without the prior written consent of the other party except as specifically set forth in (a) and (b) below: (a) In the case of NMC, NMC shall be permitted to assign to any Affiliate of NMC all or any part of this Agreement, including assignment of any rights of NMC and delegation of any obligations of NMC hereunder, without prior consent of USGC. (b) In the case of USGC, provided that USGC is not in breach of this Agreement then USGC shall be permitted to assign USGC's entire interest in this Agreement, including all rights and obligations of USGC hereunder, to any Person acquiring a majority equity interest, directly or indirectly, in the Tonkin Springs Property, provided that such assignment by USGC shall not be effective until the assignee has agreed in a writing signed by the assignee and delivered to NMC to be bound by the terms of this Agreement in the place of USGC. USGC shall give NMC at least thirty (30) days advance written notice prior to making such an assignment. Following proper assignment, the assignee shall be liable to NMC for all obligations of USGC, whether accruing prior to or following the assignment, and USGC shall have continuing liability to NMC to an extent as provided in subsections (b) and (c) of section 9.2 as if the Agreement had been terminated with respect to USGC as of the date of the Assignment and this continuing liability of USGC following the assignment shall be joint and several with the assignee. Following a permitted assignment by USGC, NMC shall have no further obligations under Article 4 and shall have no further obligation to pay for legal defense costs under section 7.6, unless NMC otherwise agrees in a writing signed by NMC. Acquisition by a Third Party, directly or indirectly, of a majority interest in USGC or a majority equity interest in the Tonkin Springs Property, shall be deemed an assignment of this Agreement by USGC.

10.3 Relationship of the Parties. Neither party shall be an agent of the other party for any purpose and this Agreement does not establish any type of agency, partnership or joint venture relationship between the parties, and neither party shall perform any acts to bind or to purport to bind the other party in any way or to represent that the other party is in any way responsible or liable for its acts, statements or omissions.

10.4 Notices. All notices, payments, reports and other communications provided for herein shall be in writing and delivered to the other party at the respective address below, or such other address in the United States as a party may hereafter specify in writing:

If to NMC:     Newmont Technical Facility
               10101 East Dry Creek Road
               Englewood, Colorado 80112
               Attention:  Gary Simmons/Marc LeVier

With copy to:  Newmont Mining Corporation
               1700 Lincoln Street, Suite 2800
               Denver, Colorado 80203
               Attention:  General Counsel

If to USGC:    U.S. Gold Corporation
               2201 Kipling Street, Suite 100
               Lakewood, Colorado 80215-1515
               Attention:  William Reid

A notice hereunder shall be effective as of delivery to the receiving party at the specified address. In computing a period of time following a notice under this Agreement, the date on which the notice is delivered to the receiving party shall not be counted.

10.5 Modification. The parties acknowledge and agree that this Agreement may only be modified by an instrument in writing of equal formality, signed by duly authorized representatives of the respective parties hereto.

10.6 Non-Waiver. Each party agrees that any waiver by the other party to enforce any right hereunder on any occasion shall not establish a basis for claiming a waiver of any right by the other party on any subsequent occasion.

10.7 Entire Agreement. This Agreement, together with the exhibits attached hereto and which are incorporated herein by this reference, constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and this Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating thereto, including the Option Agreement.

10.8 Severability. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision shall be severed from this Agreement and the remainder of the provisions hereof shall continue in full force and effect.

10.9 Controlling Law and Jurisdiction. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Colorado, U.S.A., without reference to conflict of laws principles. All disputes arising from or relating to this Agreement shall be within the exclusive jurisdiction of the state and/or federal courts located within the State of Colorado and the parties hereby consent to such exclusive jurisdiction and waive objections to venue therein; provided, however, that to the extent necessary in order to obtain an order or an injunction outside of the United States, the parties hereby consent to jurisdiction for such a proceeding of appropriate courts or other tribunals located outside of the United States. To the extent that a state and/or federal court located within the State of Colorado refuses to exercise jurisdiction hereunder, the parties agree that jurisdiction shall be proper in any court in which jurisdiction may be obtained notwithstanding this section.

10.10 Headings. The headings of the various articles and sections of this Agreement have been inserted for convenience only and shall not be deemed to be made a part of this Agreement.

IN WITNESS WHEREOF, each party hereto acknowledges that the representative named below has the authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.

NEWMONT USA LIMITED                               U.S. GOLD CORPORATION
Name: /s/ Douglas Scott Bare                      Name: /s/ William W. Reid

Title: V.P., Chief                                Title: President
Technology Officer                                Date: 5/31/02
Date: 5/28/02

                                   EXHIBIT A

Current NMC Patents:

1.  U.S. Pat. No. 5,653,945, having a term expiring April 18, 2015.
2.  U.S. Pat. No. 5,837,210, having a term expiring April 18, 2015.
3.  U.S. Pat. No. 6,210,648, having a term expiring April 18, 2015.

                                   EXHIBIT B

Calculation of Net Smelter Returns (NSR)

NSR for Licensed Concentrate shall be a calculated amount based on the value of all Precious Metals and other metals of value in the Licensed Concentrate less applicable Allowable Deductions. Determination of NSR for the different situations involving sale of Licensed Concentrate and sale of Licensed Dore are as follows:

(a) When Precious Metal from Licensed Concentrate is produced in the form of a Licensed Dore sold to a Third Party purchaser, the applicable value of Precious Metals And other metals shall be the monies received from the sale, and the following Allowable Deductions shall be permitted: the cost of transporting and insuring the Licensed Dore from the mill at which the Licensed Dore is produced to the point of delivery of the Licensed Dore to the Third Party purchaser.

(b) When Licensed Concentrate is sold to a Third Party purchaser, then the applicable value of the Precious Metals and other metals shall be the monies received from the sale and the following Allowable Deductions shall be permitted: the cost of transporting and insuring the Licensed Concentrate from the Facility to the point of delivery to the Third Party purchaser.